EXHIBIT 3.1

       CERTIFICATE OF INCORPORATION OF RESIDENTIAL ASSET MORTGAGE PRODUCTS,
                                      INC.



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                          CERTIFICATE OF INCORPORATION

                                       OF

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

      The undersigned, a natural person of full age, for the purpose of forming a corporation under the General Corporation Law of Delaware, does hereby adopt the following Articles of Incorporation:

                                    ARTICLE I

            The name of the corporation shall be Residential Asset Mortgage Products, Inc.

                                   ARTICLE II

            The registered office of this corporation is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

            The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

            The total number of shares of stock which this corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock with a par value of One Cent ($.01) per share.

                                    ARTICLE V

            The board of directors is authorized to make, alter or repeal the bylaws of the Corporation. Election of directors need not be by written ballot.

                                   ARTICLE VI

            The name and address of the incorporator are:

            Name                    Address

            Vera Sywenkyj           666 Fifth Avenue
                                    New York, New York 10103

            The corporation is to have perpetual existence.

                                   ARTICLE VII

            A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Section 174 of the Delaware General Corporation Law, or liability based on the payment of an improper dividend, or
(iv) liability for any transaction from which the director derived an improper personal benefit.

            I, THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of November, 1999.

                                         INCORPORATOR:
                                         /s/ Vera Sywenkyj




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